LAW OFFICES
Silver,  Freedman  &  Taff,  L.L.P.
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

3299 K STREET, N.W., SUITE 100
WASHINGTON, D.C. 20007
PHONE: (202) 295-4500
FAX: (202) 337-5502
WWW.SFTLAW.COM

June 14, 2011

Board of Directors
Capitol Federal Financial, Inc.
700 Kansas Avenue
Topeka, Kansas  66603

Members of the Board:

We have acted as counsel to Capitol Federal Financial, Inc., a Maryland corporation (the “Corporation”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 under the Securities Act of 1933 (the “Registration Statement”) relating to 5,000,000 shares of the Corporation’s common stock, par value $.01 per share (the “Common Stock”), to be offered pursuant to the Capitol Federal Financial 2000 Stock Option and Incentive Plan (the “Stock Option and Incentive Plan”).

In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Stock Option and Incentive Plan, the Corporation’s charter and bylaws, resolutions of the Corporation’s Board of Directors, the Amended Plan of Conversion and Reorganization of Capitol Federal Savings Bank MHC, the Agreement and Plan of Merger by and among Capitol Federal Financial, Capitol Federal Savings Bank and Capitol Federal Financial, Inc. and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion.

Based upon the foregoing, it is our opinion that:

1.	The shares of Common Stock being so registered have been duly authorized.

2.
Such shares will be, when and if issued, sold and paid for as contemplated by the Stock Option and Incentive Plan, legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.

We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SILVER, FREEDMAN & TAFF, L.L.P.

SILVER, FREEDMAN & TAFF, L.L.P.